CODE OF ETHICS FOR THE KENWOOD GROUP, INC.
                          AND THE INVESTMENT COMPANIES
                    FOR WHICH IT SERVES AS INVESTMENT ADVISER

                                  June 8, 2000

     It is important to remember at all times that the interests of our clients and the shareholders of the funds that we advise must come first. In order to maintain that priority, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics. We must be vigilant in maintaining the integrity of our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics should be read in conjunction with this preamble.

A.   Definitions

     1. Access Person. Any director, trustee, officer, Advisory Person of the Trust or the Adviser. Access Person shall not include:

          (a) disinterested Trustees who are Access Persons solely by reason of being a Trustee of the Trust; or

          (b) officers of the Trust who are Access Persons solely by reason of being an officer of the Trust;

if such disinterested Trustees and officers do not, in connection with their regular functions or duties, obtain information regarding the purchase or sale of securities by the Trust prior to disclosure in a regular meeting of Directors.

     2.   Adviser. The Kenwood Group, Inc.

     3.   Advisory Person.

          (a) Any employee of the Trust or of the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of securities by the Trust or Clients, or whose functions relate to the making of any purchase or sale recommendations; and

          (b) any natural person in a control relationship to the Adviser or the Trust who obtains information concerning recommendations made to the Trust or Clients with regard to the purchase or sale of a security.

     4. Being Considered for Purchase or Sale. A security is "being considered for purchase or sale" (a) when a recommendation to purchase or sell a security has been made and communicated to the Trust, and (b) with respect to the person making the recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto; nevertheless, a Security is not "being considered for purchase and sale" solely by reason of that Security being subject to normal review procedures applicable to portfolio securities of the Trust or normal review procedures which are part of a general industry or business study, review, survey, or research, or monitoring of securities markets.

     5. Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, minor children, and relatives resident in the Access Person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership. The meaning of the term "beneficial ownership" is summarized and illustrated in Appendix A to this Code.

     6. Client. A "client" is any person or entity that has an advisory account with the Adviser.

     7. Compliance Officer. The designated compliance officer of the Adviser or, in the case of such designated compliance officer's unavailability or inability to act, any officer of the Trust not involved in the proposed transaction.

     8. Control. The term "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns beneficially more than 25% of the voting securities of a company shall be presumed to control such company.

     9. Directly or Indirectly. For purposes of the prohibitions in Section B of this Code on purchases or sales of certain securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving
(i) any other securities of the same issuer, and (ii) any derivative security or other instrument (including options and futures contracts) relating to the same security or any other security of the same issuer.

     10. Disinterested Trustee. The term "disinterested Trustee" shall mean a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act or the rules thereunder.

     11. Purchase or Sale of a Security. The "purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     12. Security. The term "security" means any note, stock, bond, debenture, investment contract, mineral interest, option contract or index and all other interests or instruments commonly known as a "security," except that it shall not include direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end investment companies registered under the Investment Company Act.

     13. Trust. "Trust" means The Kenwood Funds, or any other investment company for which the Adviser serves as adviser or subadviser.

B.   Prohibited Actions

     1. General Unlawful Actions. No Access Person, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Trust or any Client, shall:

          (a) employ any device, scheme or artifice to defraud the Trust or any Client;

          (b) make any untrue statement of a material fact to the Trust or any Client or omit to state a material fact necessary in order to make the statements made to the Trust or any Client, in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Trust or any Client; or

          (d) engage in any manipulative practice with respect to the Trust or any Client.

     2. Purchases and Sales of Securities.

          (a) Prior Approval. No Advisory Person shall purchase or sell, directly or indirectly, any security (including securities sold in private placements) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the Compliance Officer.

          (b) Initial Public Offering. No Advisory Person shall acquire any securities in an initial public offering.

          (c) Securities Being Considered. No Access Person shall, directly or indirectly, purchase or sell any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

               (i) is being considered for purchase or sale by or for the Trust or any Client; or

               (ii) is the subject of a pending buy or sell order by the Trust or any Client or is programmed for purchase or sale by or for the Trust or any Client; or

               (iii) was purchased or sold by or for the Trust or any Client within the seven (7) calendar day period preceding or following the purchase or sale by such Access Person.

     The prohibitions in this subsection (c) shall apply to any purchase or sale by any Access Person of any convertible security, option, or warrant of any issuer whose underlying securities are being considered for purchase or sale by the Trust or any Client.

     3. Inducing the Trust to Take Action. Intentionally inducing or causing the Trust to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the portfolio, shall be a violation of this Code. Examples of this include causing the Trust to purchase a security owned by the individual for the purpose of supporting or driving up the price of the security, and causing the Trust to refrain from selling a security in an attempt to protect the value of the individual's investment, such as an outstanding option.

     4. Personal Profit from Knowledge of Trust Transactions. Using actual knowledge of Trust transactions to profit by the market effect of such transactions shall be a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the securities transactions of Access Persons for patterns. Any pattern of transactions involving parallel transactions (portfolio and individual both buying or both selling the same security) within the 7-day period ending on the date of the portfolio transaction or involving opposite transactions (buy/sell or sell/buy) within the 7-day period beginning on the date of the portfolio transaction will be analyzed to determine if there are grounds to believe that this prohibition has been violated. Among the factors that will be considered in the analysis of whether this provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this provision of the Code is on "patterns," it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the underlying principles of this paragraph have been violated.

     5. Failure to Make Recommendations. Employees who are Access Persons have an affirmative duty to bring suitable securities to the attention of the investment personnel. Consequently, the intentional failure to recommend a suitable security to, or the failure to purchase a suitable security for, a portfolio in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation. Personal transactions will be reviewed with this policy in mind.

C.   Exempt Purchases and Sales

     The prohibitions of Section B above shall not apply to:

     1. Absence of Investment Power. Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control.

     2. Involuntary Transactions. Purchases or sales of securities which are non-volitional on the part of either the Access Person or the Trust.

     3. Dividend Reinvestment. Purchases which are part of an automatic dividend reinvestment plan.

     4. Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     5. Systematic Investment Plan. Purchases effected through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

     6. Exemption for Municipal Securities, UITs, and Blue Chip Securities. Purchases and sales, or series of related transactions, involving less than $50,000 of:

          (a) municipal securities;

          (b) unit investment trusts and unit investment trust hybrids (such as WEBs and SPYDERs); or

          (c) securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion.

A series of transactions in the securities of a company shall be deemed to be related if occurring within seven days and shall be deemed not to be related if occurring more than 14 days apart.

D.   Private Placements

     1. In reviewing requests for approval of a transaction by an Advisory Person involving a private placement, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for the Trust and whether the opportunity is being offered to such Advisory Person by virtue of his or her position with the Trust or the Adviser.

     2. An Advisory Person who has been authorized to acquire securities in a private placement shall be required to disclose such investment when that Advisory Person plays a part in the Trust's or the Adviser's subsequent consideration of an investment in the issuer. Any such consideration of an investment in the issuer shall be subject to review by Advisory Persons with no personal interest in the issuer.

E.   Prohibition of Certain Short-Term Trading Profits by Advisory Persons.

     No advisory person shall profit from the purchase and sale, or sale and purchase of the same (or equivalent) securities within sixty (60) calendar days.

F.   Gifts

     Advisory Persons are prohibited from accepting any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $100.

G.   Service as a Director

     Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies if, in the determination of the Compliance Officer, such service is inconsistent with the interests of the Trusts and their shareholders. If the Compliance Officer has approved such service by an Advisory Person, that Advisory Person shall be isolated through procedures designed to restrict access to material nonpublic information from persons making investment decisions with respect to such issuer.

H.   Reporting

     1. Advisory Persons. All Advisory Persons shall disclose all personal securities holdings upon commencement of employment with the Adviser or Trust and annually thereafter. In addition, all Advisory Persons shall make reports as required by Section H.4 below.

     2. Access Persons (Other than Disinterested Trustees). Every Access Person, except disinterested Trustees, shall report to the Compliance Officer the information described in Section H.3 below with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to purchases and sales specified in Section C above.

     3. Initial and Annual Disclosure. Every Access Person shall:

          (a) report all personal holdings of securities within 10 days of becoming an Access Person; and

          (b) report all personal holdings of securities as of December 31 (or other date acceptable to the Compliance Officer) within 15 days of such date.

     Such reports shall be made on a form supplied by the Compliance Officer. Disinterested Trustees of the Trust are subject to an exception from the reporting requirements of Sections H.3, H.4 and H.5. See Section H.8 below. A copy of the Code of Ethics along with the Annual Code of Ethics Certification to be signed will be distributed to each Access Person by December 31.

     4. Duplicate Confirmation Statements. Every Access Person shall instruct the broker, dealer or bank with or through whom a security transaction is effected in which every Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person.

     5. Quarterly Reporting. Every Access Person shall report within 10 days after the end of each calendar quarter to the Compliance Officer all securities transactions taking place during the preceding calendar quarter in an account of which the Access Person is a beneficial owner. If the Access Person did not execute any such transactions during the preceding calendar quarter, he or she shall report such fact to the Compliance Officer. Such quarterly reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements. There will be an independent review of the Compliance Officer's personal securities report by the President no later than the 9th day following the end of each calendar quarter.

     6. Opening Brokerage Accounts. Prior to the opening of an account for the purpose of executing transactions in securities, every Access Person (other than disinterested Trustees) shall obtain the written consent of the Compliance Officer.

     7. Exceptions from Reporting Requirements.

          (a) Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

          (b) Disinterested Trustees. A disinterested Trustee of the Trust needs to report a transaction in a security only if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that during the 15-day period immediately before or after the date of the transaction by the Trustee, the Trust purchased or sold the security, or the security was being considered for purchase or sale by the Trust or Adviser.

     8. Disclaimer of Beneficial Ownership. Any report made under this Section H may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

I.   Enforcement and Sanctions.

     Each violation of this Code shall be reported to the Board of Trustees at or before the next regular meeting of the Board. Upon discovering or otherwise being informed of a violation of this Code, the Board of Trustees may take any action it deems appropriate including, among other things, a letter of censure, termination with respect to portfolio management duties regarding the Trust, suspension or removal from office, imposition of a fine, or termination of employment of the violator. In addition to any other sanctions imposed by the Board, any profits realized by an advisory person in violation of Section B.2(c) or Section E shall be disgorged.

J.   Administration of the Code.

     1. Appointment of a Compliance Officer. The Adviser shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

     2. Administration of the Code. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

     3. Record of Violations of the Code. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

     4. List of Access and Advisory Persons. The Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record of former lists of Access and Advisory Persons.

     5. Notice of Status as Access or Advisory Person. The Compliance Officer shall notify each Access Person and Advisory Person of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

     6. Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access Person and Advisory Person, who shall acknowledge receipt thereof.

     7. Exemptions to the Code. The Board of Trustees of the Trust may exempt any person from application of any section(s) of this Code, to the extent the exemption is permitted under Rule 17j-1 under the Investment Company Act. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefor.

     8. Annual Report. Not less than once a year the Compliance Officer shall furnish to the Board of Trustees of the Trust and the President of the Adviser, and the respective Board or officer shall consider, a written report that:

          (a) describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the Boards); and

          (b) certifies that both the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     9. Changes to the Code. The Board of Trustees of the Trust (including a majority of the Disinterested Trustees voting separately) shall consider and determine whether to approve any material change to this Code at the next regular meeting of the Board after such change, and in no event more than 6 months after the change.

     10. Maintaining Copies of Versions of the Code. A copy of each version of the Code shall be maintained for five years in an easily accessible place.

K.   Insider Trading Policy and Procedures

     1. Scope of Policy Statement

     This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, trustees, officers and employees of the Trust or the Adviser.

     The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Compliance Officer. You must also notify the Compliance Officer if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

     2. Policy Statement on Insider Trading

     Each director, trustee, officer or employee of the Trust or the Adviser is prohibited from trading, either personally or on behalf of others, including mutual funds managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to the Trust, the Adviser and every officer, director, trustee and employee thereof, and extends to activities within and outside their duties at the Trust or the Adviser. Every officer, director, trustee and employee must read and retain this policy statement. Any questions regarding this policy and procedures should be referred to the Compliance Officer. Every officer, director, trustee or employee must notify the Compliance Officer immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          (a) trading by an insider, while in possession of material nonpublic information, or

          (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

          (c) communicating material nonpublic information to others.

               (i) Who is an Insider?

                    The concept of  "insider"  is broad.  It includes  officers, directors, trustees and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

               (ii) What is Material Information?

                    Trading on inside  information  is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

                    Material  Information  also may  relate to the  market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's "Heard on the Street" column.

                    It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Trust, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

               (iii) What is Nonpublic Information?

                    Information  is  nonpublic  until it has  been  disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

               (iv) Penalties for Insider Trading.

                    Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

                    o    civil injunctions
                    o    treble damages
                    o    disgorgement of profits
                    o    jail sentences
                    o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
                    o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

               In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

3.   Identifying Inside Information

     Before any person covered by this policy executes any trade for him/herself or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

          (a) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          (b) Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

     If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

          (a) Report the matter immediately to the Compliance Officer.

          (b) The securities should not be purchased or sold by the officer, director, trustee or employee or on behalf of others, including the Trust.

          (c) The information should not be communicated inside or outside the Adviser, other than to the Compliance Officer.

          (d) After the issue has been reviewed, the Legal Department will instruct the officer, director, or employee as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

4.   Contacts with Public Companies

     Contacts with public companies represents an important part of the Adviser's research efforts. The Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of the Adviser or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative make a selective disclosure of adverse news to a handful of investors. In such situation, the Adviser must make a judgment as to its further conduct. For the protection of the company and its employees, the Compliance Officer should be contacted if an employee believes that he/she has received material, nonpublic information.

5.   Tender Offers

     Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.   Employee Confirmation

     All new employees will be given a copy of this statement and will be required to read it and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the statement on an annual basis.

                       ANNUAL CODE OF ETHICS CERTIFICATION

     I acknowledge that I have received a copy and read the Code of Ethics, dated June 8, 2000, for The Kenwood Group, Inc., and the Investment Companies for which it serves as Investment Adviser (the "Code of Ethics"). I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

     I hereby certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.




         Dated    ______________________________________________


                  ______________________________________________
                  Printed Name


                  ______________________________________________
                  Signature


                                   APPENDIX A



"Beneficial Ownership"

     For  purposes  of the Code of  Ethics,  a  beneficial  owner of a  Security
includes  any  person  who,  directly  or  indirectly,   through  any  contract,
arrangement, understanding, relationship or otherwise, has or shares:

          (1) A direct or indirect pecuniary interest in such Security AND

          (2) Either (a) voting power, which includes the power to vote, or to direct the voting of, such Security, OR (b) investment power, which includes the power to dispose, or to direct the disposition of, such Security.

          You have a pecuniary interest in a Security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such Security. You are deemed to have a pecuniary interest in any Securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including your legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother and your spouse. Also, you are deemed to have a pecuniary interest in Securities held by a partnership of which you are a general partner, and beneficial ownership of the Securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such Securities. You are also deemed to have a pecuniary interest in the portfolio Securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio Securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in Securities over which such persons have voting or investment control.

          Securities owned of record or held in your name generally are considered to be beneficially owned by you if you have a pecuniary interest in such Securities. Beneficial ownership may include Securities held by others for your benefit regardless of record ownership (e.g., Securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; Securities owned by you but which have not been transferred into your name on the books of a company; and Securities which you have pledged) if you have or share either voting power or investment power and have a pecuniary interest in such Securities.

          With respect to ownership of Securities held in trust, beneficial ownership includes the ownership of Securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the Securities held by the trust (e.g., by virtue of being a beneficiary of the trust). Also, if you are the settlor of a trust, you are deemed to be the beneficial owner of Securities held in the trust if you have the power to revoke the trust without obtaining the consent of any other person, but only if you have or share investment control with respect to the assets of the trust. A beneficiary of a trust is deemed to be the beneficial owner of Securities held by the trust to the extent of his pro rata interest in the trust, but only where such beneficiary has or shares investment control over the Securities held in the trust.

          In addition, the Securities and Exchange Commission has promulgated certain rules which provide that a person shall be deemed the beneficial owner of a Security if he has the right to acquire beneficial ownership of such Security at any time within 60 days, including but not limited to, any right to acquire such Security: (i) through the exercise of any option, warrant or right; (ii) through the conversion of a Security; or (iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

          The following institutions or persons are not deemed to be beneficial owners of Securities held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business if such Securities are acquired by such institutions or persons without the purpose or effect of changing or influencing control of the issuer of such Securities: (i) brokers or dealers registered under ss.15 of the Securities Exchange Act of 1934 (the "Act"), (ii) banks as defined in ss.3(a)(6) of the Act, (iii) insurance companies as defined in ss.3(a)(19) of the Act, (iv) registered investment companies, (v) registered investment advisers, (vi) employee benefit plans or pension funds subject to ERISA, or endowment funds, (vii) certain parent holding companies and (viii) any group, all of the members of which are persons specified in (i) through (vii) above. Also, interests in portfolio Securities held by any holding company registered under the Public Utility Holding Company Act of 1935, interests in portfolio Securities held by any registered investment company, and interests in certain Securities comprising part of a broad-based, publicly traded market basket or index of stocks, are deemed not to confer beneficial ownership.

          Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a Security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the Act shall be deemed the beneficial owner of such Security.

          The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include Security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such Securities.